Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

NextWave Wireless LLC	Delaware

NextWave Broadband Inc.	Delaware

NW Spectrum Co.	Delaware

NextWave Metropolitan Inc.	Delaware

AWS Wireless Inc.	Delaware

WCS Wireless License Subsidiary, LLC	Delaware

Inquam Norway AS	Norway

Inquam Broadband GmbH	Germany

PacketVideo Corporation	Delaware

WCS Wireless Licence Subsidiary, LLC	Delaware

Babian Software India Pvt India	India

Cygnus Communications Inc.	Delaware

Cygnus Multimedia Communications Limited	United Kingdom

Cygnus Multimedia Communications, Inc.	Delaware

Cygnus Acquisition Co.	Nova Scotia, Canada

PacketVideo N. Carolina Corp.	North Carolina

PacketVideo Germany GmbH	Germany

PacketVideo Japan Corp.	Japan

PacketVideo France SARL	France

PacketVideo Finland Oy	Finland

PacketVideo India Private Limited	India

NWGN Inc.	Delaware

GO Networks, Ltd.	Israel

Hughes Systique Corporation	Delaware

Nextwave Argentina S.A.	Argentina

Infotel Argentina S.A.	Argentina

Callbi S. A.	Argentina

4253311 Canada Inc.	Ontario, Canada

4399773 Canada Inc.	Ontario, Canada

PacketVideo Switzerland (SDC)	Switzerland

WiMAX Telecom AG	Switzerland

WiMAX Telecom GmbH	Austria

WiMAX Telecom d.o.o.	Croatia

WiMax Telecom Service GmbH	Austria

WiMax Telecom Slovakia, s.r.o.	Slovakia

Calix Consulting AG	Switzerland

NextWave Spectrum UK Ltd.	United Kingdom

NextWave Inversiones Ltda.	Chile

NextWave Chile Ltda.	Chile

Southam Chile SA	Chile

Sociedad Televisora CBC Ltd.	Chile